American Renal Associates Holdings, Inc. Secures Amendment and Waiver
Under Credit Agreement
BEVERLY, Mass.--(BUSINESS WIRE)-- American Renal Associates Holdings, Inc. (NYSE: ARA) (the “Company”), a leading provider of outpatient dialysis services, announced today that its indirect wholly owned subsidiary, American Renal Holdings, Inc. (“ARH”), has entered into an Amendment No. 1 (the “Amendment”) to the Credit Agreement, dated June 22, 2017 (the “Credit Agreement”), with the holders of a majority of ARH’s $100 million senior secured revolving credit facility and $440 million senior secured term B loan facility waiving, among other things, certain defaults or potential defaults under the Credit Agreement. In connection with the Amendment, ARH paid a 100-basis point fee to the lenders consenting to the Amendment and agreed to increase the interest rate on borrowings under the Credit Agreement.
Until the date that the Company files its restated financial statements for the fiscal year ended December 31, 2017 and fiscal quarters ended June 30, 2017, September 30, 2017, March 31, 2018, June 30, 2018 and September 30, 2018 (collectively, the “Amended Financial Statements”) and its financial statements for the fiscal year ended December 31, 2018 and fiscal quarters ended March 31 and, if applicable, June 30, 2019 (the “Delayed Financial Statements”), and no default is then continuing (the “Covenant Reversion Date”), the term B loans will bear interest at the base rate plus 4.50% or LIBOR plus 5.50%, as selected by ARH, and borrowings under the revolving credit facility will bear interest at the base rate plus 4.25% or LIBOR plus 5.25%, as selected by ARH. From and after the Covenant Reversion Date, the term B loans will bear interest at the base rate plus 4.00% or LIBOR plus 5.00%, as selected by ARH. In addition, from and after the Covenant Reversion Date, borrowings under the revolving credit facility will bear interest at a rate equal to, at ARH’s option, the base rate or LIBOR, plus, in each case, an applicable margin priced off a grid based upon the consolidated net leverage ratio of ARH and its restricted subsidiaries, which margin is 1.75% higher than the applicable margin prior to the Amendment.
Pursuant to the Amendment, the aggregate annual amount by which the principal amount of the term B loans amortizes will increase from the current 1.00% of the original principal amount of such term B loans to 2.00% of such original principal amount, commencing January 1, 2020. The Amendment also requires that ARH report certain quarterly financial and operating information within 45 days of quarter-end for the fiscal quarters ended March 31, 2019 and June 30, 2019.
In addition to the springing maximum consolidated net leverage ratio financial covenant of 6.00:1.00 for the benefit of the lenders under the revolving credit facility, pursuant to the Amendment a new maximum consolidated net leverage ratio maintenance financial covenant of 7.00:1.00 has been added for the benefit of the lenders under both the revolving credit facility and the term B facility.
The Amendment waives any defaults or potential default under the Credit Agreement arising from ARH’s prior delivery of certain inaccurate financial statements as described in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (“SEC”) on March 27, 2019, which the Company has announced it will restate, any associated breach of representations and warranties regarding the accuracy of such financial statements, and the delay in the Company’s filing of its Annual Report on Form 10-K for the year ended December 31, 2018 and any delay in the Company’s filing of its Quarterly Report on Form 10-Q for the quarters ended March 31 and June 30, 2019. The Amendment also waives any default or potential default arising from ARH’s failure to satisfy the maximum consolidated net leverage ratio when required and any under-payment of interest or fees based on the application of a lower applicable rate due to the prior delivery of inaccurate financial statements.
Under terms of the Amendment, any such defaults or potential defaults are waived until the earlier of (i) September 9, 2019 or (ii) such date as ARH has provided the lenders with the Amended Financial Statements and the Delayed Financial Statements. If it is determined on or after that date that ARH failed to satisfy the maximum consolidated net leverage ratio when required on or after the last day of the fiscal quarter covered by any of the delayed financial statements described in the preceding paragraph, an event of default will be deemed to have occurred. In addition, ARH will be required to pay any interest or fees that are ultimately determined to have been payable but for the application of a lower applicable rate.
The Company intends to file the Amended Financial Statements and the Delayed Financial Statements with the SEC as soon as practicable.
About American Renal Associates

American Renal Associates (“ARA”) is a leading provider of outpatient dialysis services in the United States. As of December 31, 2018, ARA operated 241 dialysis clinic locations in 27 states and the District of Columbia serving approximately 16,500 patients with end stage renal disease. ARA operates principally through a physician partnership model, in which it partners with approximately 400 local nephrologists to develop, own and operate dialysis clinics. ARA’s Core Values emphasize taking good care of patients, providing physicians with clinical autonomy and operational support, hiring and retaining the best possible staff and providing best practices management services. For more information about American Renal Associates, visit www.americanrenal.com.

American Renal Associates Holdings, Inc. Contact:
Darren Lehrich
Telephone: (978) 522-6063; Email: dlehrich@americanrenal.com

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